EXHIBIT 4.2

                              CONSULTING AGREEMENT

     This Consulting Agreement (the "Consulting agreement") made as of May 29, 2003, by and between John Merkent ("Consultant"), and OrderPro Logistics, Inc. (the "Company").

                                   WITNESSETH

     WHEREAS, the Company requires and will continue to require consulting services relating to strategic planning and marketing in connection with its business; and

     WHEREAS, Consultant can provide the Company with strategic planning and marketing consulting services and is desirous of performing such services for the Company; and

     WHEREAS, the Company wishes to induce Consultant to provide these Consulting services to the Company,

     NOW, THEREFORE, in Consideration of the mutual covenants hereinafter stated it is agreed as follows:

     1. APPOINTMENT.

     The Company hereby engages Consultant and Consultant agrees to render services as a consultant upon the terms and conditions hereinafter set forth.

     2. TERM.

     The term of this Consulting Agreement began as of the date of this Agreement, and shall terminate May 29, 2004, unless earlier terminated in accordance with paragraph 7 herein or extended as agreed to between the parties.

     3. SERVICES.

     During the term of this Agreement, Consultant shall provide advice to undertake for and consult with the Company concerning marketing, consulting, strategic planning, corporate organization and structure, expansion of services, acquisitions and business opportunities, and shall review and advise the Company regarding its overall progress, needs and condition. Consultant agrees to provide on a timely basis the following enumerated services plus any additional services contemplated thereby:

     a) The implementation of short-range and long-term strategic planning to fully enhance the Company's products and services;
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     b) The  implementation  of a  marketing  program to enable  the  Company to broaden the markets for its services and promote the image of the Company and its products and services;

     Consultant has represented to the Company that the services for which these shares are being issued are not in connection with any offer or sale of securities in a capital raising transaction.

     4. DUTIES OF THE COMPANY

     The Company shall provide Consultant, on a regular and timely basis, with all approved data and information about it, its subsidiaries, its management, its products and services and its operations as shall be reasonably requested by Consultant, and shall advise Consultant of any facts which would affect the accuracy of any data and information previously supplied pursuant to this paragraph. The Company shall promptly supply all data and information supplied by any financial analyst, and with all brochures or other sales materials relating to its products or services.

     5. COMPENSATION

     The Company shall pay Consultant a due diligence fee of 2,000,000 shares of fully registered stock in the Company. The compensation will be paid as follows:

         2,000,000 shares at the time of signing this engagement letter

     6. INDEMNITY

          The Company agrees to indemnify Consultant, its officers, directors, employees and agents from any liability, claim or expense, including reasonable attorney's fees, arising out of or in connection with the Agreement or the services of Consultant hereunder, except to the extent attributable to the gross negligence or willful misconduct of Consultant, its officers, directors, employees and agents.

     7. MISCELLANEOUS

     Termination: In the event that the Company wishes to cancel the agreement, any shares not yet received by Consultant shall no longer be due.

     Modification: This Consulting Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof. This Consulting Agreement may be amended only in writing signed by both Parties.

     Notices: Any notice required or permitted to be given hereunder, shall be in writing and shall be mailed or otherwise delivered in person or by facsimile transmission at the address of such party set forth above or to such other address or facsimile telephone number, as the Party shall have furnished in writing to the other Party.
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   Waiver:  Any  waiver by either  Party of a breach  of any  provision  of this
Consulting Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Consulting Agreement. The failure of a Party to insist upon strict adherence to any term of this Consulting Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Consulting Agreement.

     Assignment:   The  Shares  under  this  Agreement  are  assignable  at  the discretion of the Consultant.

     Severability: If any provision of this Consulting Agreement is invalid, illegal, or unenforceable, the balance of this Consulting Agreement shall remain in effect, and if any provision is inapplicab1e to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstance.

     Disagreements: Any dispute or other disagreement arising from or out of this Consulting Agreement shall be submitted to arbitration under the rules of the American Arbitration Association and the decision of the arbiter(s) shall be enforceable in any court having jurisdiction thereof. Arbitration shall occur only in New York state. The interpretation and the enforcement of this Agreement shall be governed by, New York Law as applied to residents of the State relating to contracts executed in and to be performed solely within the State. In the event any dispute is arbitrated, the prevailing Party (as determined by the arbiter(s)) shall be entitled to recover that Party's reasonable attorneys fees incurred (as determined by the arbiter(s)).

     IN WITNESS WHEREOF, this Consulting Agreement has been executed by the Parties as of the date first above written.

OrderPro Logistics, Inc.
By: Richard L. Windorski, CEO                      By: John Merkent


/s/ Richard L. Windorski                           /s/ John Merkent
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